UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2004

Granite City Food & Brewery Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	000-29643	41-1883639
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5831 Cedar Lake Road, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-525-2070

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2004, the Company entered into a lease (the "Lease") with Ellsworth Development Corp., an unrelated third party ("Landlord"), for a 5,400 square foot building in Ellsworth, Iowa (the "Premises"), to be constructed by the Landlord in accordance with specifications approved by the Company, and used by the Company as a wort production facility in connection with its Fermentus Interruptus™ brewing process. The non-alcoholic wort produced at this facility will be transported via truck to the fermentation vessels at each of the Company's restaurants where the brewing process will be completed. The Lease is for a base term of 10 years, with options to extend the term for two additional periods of ten years each. Base rent for the entire life of the lease is $7,200 per month, which is intended to fully amortize the Landlord’s acquisition and construction costs (including financing costs) relating to the Premises over the ten-year base term. The Landlord is obligated to maintain the building structure, and the Company is otherwise charged with the maintenance obligations relating to the Premises, including payment of taxes and insurance premiums. The Company has the option to purchase the Premises at any time during the lease term for one dollar plus the unamortized construction costs (including financing costs). Because the construction costs will be fully amortized through payment of rent during the base term, if the option is exercised at or after the end of the initial ten-year period, the option price will be one dollar.

The foregoing description is qualified in its entirety by reference to the Lease which appears as Exhibit 10 hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

December 14, 2004	By:	Monica A. Underwood

Name: Monica A. Underwood
Title: Interim Chief Financial Officer and Corporate Controller

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Exhibit Index

Exhibit No.	Description

10	Lease - Business Property Agreement between the Registrant and Ellsworth Development Corp., dated December 13, 2004